Exhibit 15

Coopers                             certified public accountants
& Lybrand





Ford Holdings, Inc.
The American Road
Dearborn, Michigan

Re:  Ford Holdings, Inc. Registration Statement Nos. 33-48743,
     33-60232, 33-63116 and 33-50419 on Form S-3 and Ford
     Holdings, Inc. and Ford Motor Company Registration Statement
     Nos. 33-32641 and 33-55474 on Form S-3


We are aware that our report dated July 27, 1994 accompanying the unaudited interim financial information of Ford Holdings, Inc. for the periods ended June 30, 1994 and 1993 and included in Ford Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 will be incorporated by reference in the Registration Statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




/s/ COOPERS & LYBRAND

COOPERS & LYBRAND

Detroit, Michigan
July 29, 1994


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